LIPPERT HEILSHORN & ASSOCIATES, INCORPORATED
Moderator: Jody Cain 10-28-05/10:00 am CT
Confirmation #1525278

LIPPERT HEILSHORN & ASSOCIATES, INCORPORATED

Moderator: Jody Cain
October 28, 2005
10:00 am CT

Operator:

Welcome to the Endologix Third Quarter Financial Results Conference Call. At this time all participants are in a listen only mode.

Following management’s prepared remarks, we’ll hold a Q&A session. To ask a question, please press star followed by 1 on your touch tone phone. If any one has difficulty hearing the conference, please press star 0 for operator assistance.

As a reminder, this conference is being recorded today, Friday, October 28, 2005.

I will now like to turn the conference over to Jody Cain. Please go ahead ma’am.

Jody Cain:

This is Jody Cain with Lippert Heilshorn & Associates. Thank you for participating in today’s call. Joining me from Endologix are Paul McCormick, President and Chief Executive Officer and Bob Krist, Chief Financial Officer.

Earlier this morning Endologix released financial results for the third quarter 2005. If you’ve not received this news release or you would like to be added to the company’s distribution list, please call Lippert/Heilshorn in Los Angeles at 301-691-7100 and speak with Cheryl Guertin.

This call is also being broadcast live over the internet at www.endologix.com and a replay of the call will be available on the company’s Web site for the next 90 days.

Before we begin, I’d like to caution listeners that comments made by management during this conference call will include forward-looking statements within the meanings of Federal Securities laws.

These forward-looking statements involve material risks and uncertainties.

For discussion of risk factors, I encourage you to review the Endologix annual report from Form 10-K and subsequent reports filed with the Securities and Exchange Commission.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, October 28, 2005.

The company undertakes no obligation to revise or update statements to reflect events or circumstances after the date of this conference call.

With that said, I'd like to turn the call over to Paul McCormick. Paul...

Paul McCormick:

Thank you Jody, and I’d like to extent my thanks to each of you for joining us on today’s call.

I am very pleased to report a 76% sequential quarter increase in our domestic Powerlink System product sales

I believe this growth reflects the successful execution of our U.S. market launch in getting hospital approvals and more importantly, increasing acceptance by the endovascular community as a growing number of physicians have now used our device and a continuation of a trend an increasing number of physicians who did not participate in our clinical trials are performing Powerlink procedures.

Earlier this year we initiated a limited U.S. launch of the Powerlink System in which we targeted selected geographic areas with a modest sales team. Based on the success of the initial launch, we are now aggressively executing on second phase in our strategy to increase U.S. distributions.

We currently have a team of 26 sales representatives either in the field or in training. Additionally, we opened a new sales region since last quarter’s conference call, bringing this count to five.

We promoted one of our existing sales representatives to fill the new regional manager position and are backfilling this sales position with a new hire.

Our experience indicates that it typically takes five to seven months to bring in a new representative to a level in which they contribute revenue.

Upon receipt of U.S. marketing approval last year, we hired our initial group of sales representatives. For the third quarter this group was responsible for 78% of product revenue, while the second group who came on board at the end of February, generated 19%.

The remaining percentages was generated by rest hire between May and July of this year.

As you may remember, for the second quarter we reported that the vast majority of our domestic sales were generated by that initial group of rest.

You can see we are continuing to drive increasing product adaptations to our initial sales group while our second group is now becoming productive.

I also want to discuss our progress and briefly readdress our efforts in gaining approval in Japan. Last May we announced that the Japanese Ministry of Health declined Shonin an approval for our PowerWeb device, which is the predecessor of the Powerlink.

The reason was not due to patient outcomes but rather clinical trial design. We had based our clinical trial design and discussions with our regulatory in-country caretaker. Unfortunately at that time, the regulations did not permit guidance by the Ministry of Health as it pertains to the trial design.

The good news last May was that Japanese Ministry of Health Expert Panel indicated that we could use our existing PowerWeb Japanese clinical trial results to satisfy the Japanese clinical requirements and combining these results with the Powerlink U.S. pivotal trial results, we could file for Shonin an approval of the Powerlink System.

This means that we’re not required to run an additional clinical trial with Japan. It also means that we will able to offer a single product, the Powerlink, in all markets which should allow for manufacturing cost savings.

In essence, we view the events last May as an acceleration in strategy toward our ultimate goal of introducing the Powerlink system into the Japanese market.

As an update, we are preparing documentation with the assistance of our Japanese distributor to be submitted for Shonin approval.

As part of this process we will be meeting with the Japanese Ministry of Health expert panel on November 7 and we plan to submit full documentation by the end 2005.

We continue to expect that we will obtain the Shonin for the Powerlink in the second half of 2006.

Upon receiving Shonin approval, we will immediately file for hospital reimbursement and expect generating product revenue from Japan in 2007.

We still believe that we could have the first ELG approved for the Japanese market.

As an update on our move, we’ve now completed a relocation of all of our operations, we moved just down the block to a 30,000 square foot facility that should provide us with ample capacity for our growth.

As part of that move, we are completing the necessary documentation for FDA certification for manufacturing.

Turning to our clinical programs, I am pleased to report that we’ve enrolled patients in two clinical trials using the Powerlink system to treat AAA patients with large diameter aortic necks.

It’s estimated that 5% to 10% of AAA patients are excluded from treatment by ELG due to an aortic neck diameter.

As we have reported, we are pursuing two clinical strategies. The first added a 34mm Powerlink bifurcated model to our ongoing, super renal trials. Eight of the 17 investigative sites have obtained their hospital IRB approval to begin enrollment with the 34mm device in our screening for patients.

The remaining nine sites are in IRB or contract review. In September we were very pleased to announce our first patient treated with a 34mm Powerlink Bifurcated System in a suprarenal study.

This study has an enrollment target of 193 patients, and to date 108 patients have been enrolled and treated in the suprarenal arm. We expect the remaining 85 patients necessary to complete this trial will be treated with the 34mm bifurcated device.

The second strategy uses a 34mm proximal cuff in conjunction with our FDA-approved Powerlink Bifurcated System.

This study has an enrollment target of 60 patients with one-year follow-up.

Two of the seven sites have already obtained IRB approval and are screening for patients.

Earlier this month, we announced our first patients treated in this study and to date we have enrolled and treated five patients.

We estimate that it will take between 10 and 12 months to complete enrollment in both clinical studies and each study requires a one-year patient follow-up.

Importantly, if approved, the Powerlink System would be the only ELG for use in aneurysms with neck diameters greater than 28mm and up to 32mm.

What is truly exciting is as physicians using our Powerlink devices are able to treat the subset of about 5% to 10% of AAA patients who are not eligible for currently available minimal invasive ELGs.

All patients undergoing these large diameter aortic procedures to date have been at a high risk for open surgical repair of their aneurysms.

Physicians who perform the minimally invasive procedures have expressed their pleasure with the ease of use of the systems and straightforwardness of the procedure.

Furthermore, the patients who have undergone procedures as part of these trials are benefiting from the same rapid recovery rates, a hospital stay of between 24 and 48 hours as with other Powerlink procedures.

With that I ask Bob Krist to review our quarterly financial performance.

Bob Krist:

Thank you, Paul. I, too, would like to offer my thanks to those joining us on the call.

In reviewing the third quarter financial results, total revenue was $2.2 million, up from $1.4 million in the third quarter 2004.

Product revenue, however, more than doubled to $2.1 million from under $1.1 million last year, and domestic product sales grew to $1.6 million in the third quarter compared with $106,000 last year, all of which was related to clinical trials and $900,000 in commercial sales during the second quarter 2005.

International product revenue decreased during the third quarter of this year to $554,000 from $958,000 last year and was equal to the second quarter 2005.

The prior year comparison is significantly impacted by stocking orders from Edwards Lifesciences, our principle European distributor which were continuing during the third quarter of last year.

As expected, royalties from license technology decreased in the third quarter 2005 to $66,000 from $294,000 last year. License revenue is based on the sale of products by Guidant Corporation using coronary stent delivery technology that was developed by our predecessor company.

Licensed revenue is expected to remain at approximately $60,000 for the upcoming fourth quarter and will not be a material component of future revenue.

Earnings to gross margins and excluding the effect of the license income, product gross margin was 59% in the third quarter 2005, a significant increase from 38% in the 2004 third quarter and lower by 150 basis points than in the second quarter of this year.

This sequential decrease was caused by non-recurring period costs related to our just-completed facility relocation and to a lesser degree by the effect of the stronger dollar on the portion of our European business, which is Euro based.

Our total operating expenses were $5.2 million in the third quarter compared with $3.2 million last year. Ninety percent of that increase was in the sales and marketing category.

Research, Development and Clinical expenses of $1.5 million were essentially unchanged from the third quarter of last year.

General and administrative expenses totaled $1.1 million in the third quarter this year versus $914,000 in the third quarter 2004.

The increase in G&A was primarily due to increases in insurance costs driven by sales and head count growth and audit fees due to an earlier start to our Sarbanes Oxley compliance work this year.

Sales and marketing expenses increased to $2.5 million in the third quarter, up by $1.8 million from last year. This increase was due to the ongoing build out and training costs for additional sales representatives and sales management, as Paul described earlier.

We expect that our selling and marketing expenditures will increase sequentially over the next several quarters as we continue to add sales representatives and expand into new markets.

We also expect to see an increase in G&A expense in each of the next two quarters related to our year-end audit and our review of internal controls over financial recordings, as required by the Sarbanes-Oxley Act.

So, overall our net loss for the third quarter 2005 was $3.7 million or 10 cents per share, which compares with a net loss of $2.4 million or 8 cents per share for the third quarter 2004.

In reviewing results for the first nine months of the year, total revenue was $5.2 million compared with $3.4 million for the first nine months 2004.

Exclusive of royalties, product revenue increased by 120% to $5 million compared with $2.3 million in the prior year.

Operating expenses increased to $13.4 million, up from $8.7 million in 2004 due primarily to the expansion and development of the direct sales force and the U.S. launch of the Powerlink system plus cost associated with Sarbanes-Oxley compliance during the first quarter of this year.

The net loss for the first nine months 2005 was $9.9 million or 30 cents per share which compares with a net loss of $6.4 million or 21 cents per share for the first nine months 2004.

During the third quarter we used $5.2 million of cash, approximately $1 million was for capital expenditures, largely related to leasehold improvements in our new facility another million was added to working capital and the balance was used in operations.

As of September 30, 2005 we’ve reported cash and marketable securities of $22.8 million which includes net proceeds of approximately $15.5 million from the private placement we completed this past July. This compares with total available cash and marketable securities at December 31, 2004 of $21.9 million.

And at September 30, accounts receivable days sales outstanding good at 54.

Paul…

Paul McCormick:

Thanks, Bob. I’d like to briefly review our growth strategy.

First, our expectations are we’ll finish the year with 26 sales representatives and five regional managers and we will continue to build out the sales force to 40 to 50 sales representatives by the end of next year.

Second, we’re making good headway in our goal to obtain Shonin approval in Japan for our Powerlink system, our expectations are that we will obtain approval in the second half of 2006 and immediately thereafter, we’ll file for hostile reimbursement and expect to generate sales to our distributor in 2007.

The Japanese AAA ELG opportunity is estimated by our distributor to be approximately a quarter to one third the size of the U.S.

Third, we’re enrolling patients in our clinical trial to expand the application of ELGs in patients with large diameter aortic necks. Many of these patients cannot be treated with commercially-available devices at this time.

Longer term, we are continuing feasibility studies on self expanding sealants for neck aneurisms to be used in conjunction with endoluminal grafts.

We are currently developing techniques and delivering the material to ensure visibility and control.

Before opening the call to your questions, I would like to comment on financial guidance. We continue to believe that it would be premature to offer formal guidance at this time.

As we’ve explained, our revenue is headcount-driven, we estimate that it takes five to seven months for each new sales hire to begin contributing to revenue.

Further, we remain uncertain about possible seasonal fluctuations in our business.

However, as we did last quarter, we want to provide the most current visibility of our progress, as such for this call, we are providing sales figures for the current month.

Through today, 95 hospitals have been treated with patients with the Powerlink System and for October, the first month of Q4, we expect domestic revenue to be somewhere between $650 and $700,000, which is an increase of 35% to 38% compared with the domestic revenue for July, the first month of Q3.

We have an enthusiastic sales force and we are excited about our progress to date.

With that said, I’d like to open the call to your questions. Operator?

Operator:

Ladies and gentlemen, if you wish to register for a question for today’s question and answer session, you will need to press star then the number 1 on your telephone.

You will hear a prompt to acknowledge your request.

If your question has been answered and you wish to withdraw your polling request you may do so by pressing star then the number 2.

If you’re using a speaker phone, please pick up your hand-set before entering your request.

One moment please for your first question.

Paul McCormick:

While we’re waiting for the first question, I am pleased to announce the Powerlink will be the focus of two presentations at this year’s VEITH Symposium, which is being held from November 17 to 20, New York City.

One of the presentations will include updated clinical results from patients enrolled in our pivotal trial.

Operator:

Your first question comes from the line of Pat Pace with UBS.

Pat Pace:

Good morning.

Paul McCormick:

Hey, Pat, how are you?

Pat Pace: I am good. How are you all?

Paul McCormick:

Fantastic.

Pat Pace:

Excellent.     Just on the sales force numbers the 26, I am assuming, is that still implying that there’s about 18 to 20 that will be ready to hit the field January 1?

Paul McCormick:

Yes, I’d say 18 is pretty well as we’ve looked at, what’s fascinating is, we’re bringing some people on now in the later groups, some of them are going to pick up an account, let’s say that’s already had some business let’s say as we slice them back to up to territories a little bit.

Pat Pace:

Yes.

Paul McCormick:

And, I think some are coming with pre-existing relationships. So, I think that 18 to 20 being fairly well positioned, is a good number to start the year with.

Pat Pace:

Okay.     And then, just on your — on the October sales month that was kind of in line with what I was projecting and, is it…?

Paul McCormick: I guess that makes you smart.

Pat Pace:

Oh, I don’t know about that, but, does it feel like, you know, 60% to 70% sequential quarterly growth is kind of a trend that you guys are on right now? I mean, I don’t want to — I know you’re not going to guide, but I just want to get your thoughts on how it feels in terms of the ramp?

Paul McCormick:

Feels good.

Pat Pace:

Okay.

Paul McCormick:

You know, I think that what happens is, you know, as we get a much larger footprint, and I think as we look at the VEITH Symposium, where will have, in essence, national coverage, not optimized but any physician interested in trialing the technology or getting involved will be able to service across the country.

Again, it won’t be acrimony, we still have get to that 40 or 50 to kind of right size these territories.

But I think there is, as you get a national footprint, you know, it adds credibility to what you’re doing and the long-term data that we’re going to be presenting at Veith, at three and four years is very solid and, I think, what’s going to be well received by those clinical presentations is we’re looking at about an 83% clinical compliance rate at four years.

I don’t think anybody presents data — that kind of long-term data with that kind of compliance. And so I, you know, if the customer group is conservative, the vascular surgeons tend to be much more conservative than other specialties, but I think we are — we’re getting momentum, frankly.

Pat Pace:

Excellent.     And, then on just Japan, I am assuming that if you get Shonin in late next year that the revenues in ‘07 are probably are about a year later? Is that…

Paul McCormick:

There’s probably some, some revenue earlier on because there will be some cash customers, you know, distributors will start buying some products, so we’ll have some revenues early on.

But, you know again, it’s probably a third to a quarter of the U.S. market, you know, we’ll start in a similar fashion with our distributor over there with the seven clinical sites, get them trained, reintroduce them to the technology.

Because keep in mind in Japan, once you complete your enrollment, you’re done. So nobody has done an Endologix stent graft there, you know, for a number of years.

Pat Pace:

Okay.     And what — actually on that will there be some sort of clinical champion that will be — you guys were focused on or that your partners focused on as far as being a top leader over there?

Paul McCormick:

Well, (Shinin Shamaro) who is at Tokyo Medical Center, was the PI for this study and I will be honest with you that, you know, the politics in Japan are — I don’t have a good hand on it — the Cosmetech Group does. That, you know, in the period of three or four years as you’re going through the process you may have to evaluate what the, you know, the thought leaders are, if you will.

Pat Pace:

Okay.     All right, I’ll get back in line.

Paul McCormick: Okay. Thanks, Pat.

Pat Pace:

Thanks.

Operator:

Your next question comes from the line of Matthew Scalo with Adams Harkness.

Matthew Scalo: Hey, good morning guys.

Paul McCormick:

Hey Matthew.

Matthew Scalo:

Just want to ask you a quick question regards to October sales versus September sales. Are you guys still comfortable with just providing what was the sequential growth there?

Paul McCormick:

No.     I mean, it’s not that I am not comfortable doing it, it’s just at some point then we’re going to breaking these things out…

Matthew Scalo:

Right.

Paul McCormick:

…month to month. What we’re trying to get this — we’re trying to have as much transparency as possible and give you data points that are of value.

Matthew Scalo:

Yes.     Okay. As far as just total sales in the quarter domestically, what percentage came from new accounts?

Paul McCormick:

Let me — let me break it out in quarters. We tried to, you know, as we analyzed our own business, we’re trying to look at, you know, a product adoption, and I can share this with you as we kind of — as we’re trying to break up some sort of trends. Because as you know, a busy center, you know, the center maybe doing 20 to 30 of these a month — 20 to 30 a year with the vascular surgeon and they’re trying to evaluate what role the technology will play in their practice and, you know, they start with straightforward cases and then build up from there.

But I can tell you this, we’ve kind of dissected this out — the very first group that did cases in the first quarter that we’re out there and looked at the first five months and compared them to the second five months and sales are increasing in that group which gives us good flavor that, you know, people are trying it, they’re looking for more cases at the same time opening up new accounts.

You know, as we look at the sales groups, if you will, in Q2 we show that the — our initial sales group, you know, had contributed some 88% of the sales and they continued to contribute at a high rate — something in the neighborhood of 78% in Q3 with the second sales group adding to it.

Matthew Scalo:

Yes.

Paul McCormick:

So all this is the trends according to product adoption are increasing, and I think we — I think the number was 55 accounts in our last call. And, you know, now we’ve done cases in 95. So we are making progress, both with existing customers, as well as adding new customers.

Matthew Scalo:

Okay.     And as far as — can you guys quantify just a non-recurring cost that reflected in this quarter?

Paul McCormick:

Somewhere in the range of $40 to $50,000.

Matthew Scalo:

Okay, and then just — can you refresh my memory as far as where we are in the timeline for the safe bill, as well, is that still kind of being examined right now?

Paul McCormick:

You know, we probably rely more on the assets of our — the analysts that cover the space, then we have a direct line into that information.

Matthew Scalo:

Okay.     All right, thank you very much guys, I’ll get back in queue.

Paul McCormick:

Okay, thanks, Matthew.

Operator:

Your next question comes from the line of Eli Kammerman with Cathay Financial.

Eli Kammerman: Hi and good morning.

Paul McCormick:

Hi, Eli.

Eli Kammerman:

Hi.     Paul, do you think you can provide yet a little bit more detail on the difference between new and repeat users at the physician level? In other words, at the institutions where you’re located, what are you seeing there in terms of repeat procedures per person, per user versus new physicians signing on?

Paul McCormick:

You know, I don’t have specifically that but, you know, in most of these centers, you’re going to see one or two physicians that are doing the vast majority of cases. I mean there is always some that, you know, we have multiples physicians.

So, generally an account is going to be equal to, you know, one physician or two physicians at most.

And so when there are multiple — because there are certain centers multiple physicians, you know, usually you’re training one and they’re building up from there.

Eli Kammerman:

Okay.

Paul McCormick:

I think, from a unit of measure, I think accounts are much better — or is more instructive as a unit of measure.

Eli Kammerman:

All right. And then in your press release you seem to go out of your way to stress that U.S. sales represents final end use of demand and I am wondering two things about that. Firstly, is there some point in time at which you would expect some modest stocking levels to occur in hospitals in the U.S. and did you make that distinction because of how different it is from Europe?

Paul McCormick:

Well, yes, I mean there’s two things. One, the second part is true. We just want to make — yes, again, we want you to understand, you know, the business.

I think we could probably see some stocking of maybe component parts, you know, that they would have on board, cost and extension, things of that nature at some future date, but I suspect, you know, for the foreseeable future that domestic sales will equal the usage because that’s just the model out there right now and we don’t want to try to slow up a process at any hospital because we’re trying to jam some products on this road. It is just — it’s not helpful.

Eli Kammerman:

Okay.     That takes care of my questions. Thank you.

Paul McCormick:

Thank you, Eli.

Operator:

Once again ladies and gentlemen, in order to ask a question, press star then the number 1 on your telephone keypad.

Your next question comes from the line of Wade King with Montgomery and Company.

Wade King:

Hey Paul, good morning.

Paul McCormick:

Good morning.

Wade King:

A couple of questions, please. Just to clarify the sales numbers, in the press release you said you’d expected to be a 26 reps by the end of the year, is that 26 reps plus the four regional managers?

Paul McCormick: Yes it is. That’s 26 territories.

Wade King:

Okay.     And the 18 to 20 figure you refer to earlier, we’re talking about people on the street that are training, ready to ramp up speed, you know, producers starting January 1, is that right?

Paul McCormick:

Yes.     I think those 18 to 20 territories that, you know, they’ll still be stratified somewhat, but generally fully trained or close to fully trained or we can support them on certain cases.

Wade King:

Right, okay, great. Secondly, your October figure that you provided the 650 to 700,000 that’s worldwide, is that correct?

Paul McCormick:

No, no. Sorry that’s, excuse me, that was domestic.

Wade King:

Okay, good.

Paul McCormick:

Sorry.

Wade King:

So that’s the U.S. figure and the, you know, you just posted I think it was 550 on the international site in the quarter and that was tough comparison because of the year before, obviously you had some, you know, stocking going on presumably. So if you add a, you know, national increment comparable then you’d add maybe $200,000 to this 650 to 700 to get worldwide sales in October. Is that reasonable logic?

Paul McCormick:

I never told an analyst their logic is not reasonable.

Wade King:

Well anyway it wouldn’t be unreasonable to assume we got another $150 to $200,000 for the international components, in which case where, you know, in a range of $800 to $900 worldwide for the month of October.

Paul McCormick: I don’t think that’s unreasonable.

Wade King:

Okay, very good. Do you expect the international figure to change significantly on a sequential basis? Obviously, you know, we would all expect the domestic figure to show a lot of strength here given the growth that you just posted, but how about on the international side, any changes expected?

Paul McCormick:

I don’t see any big changes. The challenge, you know, and we’ve discussed this, you know, for some time, the international market is much smaller. We are then participate, you know, we’re competing then in a market that’s not only smaller but we’re selling at a, you know, for round numbers, 50% discount and it is, you know, our goal is to try to maximize revenue from Europe.

Our VP of sales and marketing, Herb Mertens, just got back from a trip over there, we’ll probably, you know, do some things and have some initiatives on the margins, but as a company with a single technology base right now, if we’re going to maximize revenue, we’d have to establish a much larger structure over there then one head count.

And so, you know, as we build out these technologies and look at things like the sealants and/or other technology that fits within our space, then, you know, maybe we could take some more aggressive initiatives over there.

But in the meantime, you know, our focus really is on the U.S., the gross margins, obviously, are significantly higher and frankly, I think as a company, we’re going to get measured much more on how we produce in the U.S.

Wade King:

No doubt. Okay, thank you. The last question…

Paul McCormick:

Sure.

Wade King:

You had facility moves recently, is all that behind us? Is there anything you’re still waiting on as the likes to the Feds signing off on new facilities? Can you give us an update there?

Paul McCormick:

Yes, we’ve submitted — submitting the documentation to the FDA. We’re going to start building products again, I mean, we build enough products in the old facility, obviously, before we moved over that’s why we didn’t move manufacturing initially and, you know, as we’re putting the head count together here, we are — we will start build clinical products in just quarantine until they sign off.

This is nothing — this move, because there’s no big capital fixtures, I mean, it’s really all done with hand tools, it’s a pretty straightforward process.

But everybody is here and we’d love to see anybody who is in Southern California come visit our new sites.

Wade King:

Bring the surf board, right? Is there a — could you give us an estimated date on when you expect the whole facility issue to be behind you and the Feds to have signed off on everything in terms of the new manufacturing facility?

Paul McCormick:

I think the schedule will be in here in January. So...

Wade King:

Okay.

Paul McCormick: you know, 30 days from then.

Wade King:

Okay, very good. All right listen, thanks very much.

Paul McCormick:

You know, thanks, Wade, I appreciate it.

Operator:

Your next question comes from the line of David Plastino with UBS Financial Services.

David Plastino:

Good morning guys.

Paul McCormick:

Hey, David.

David Plastino:

From what you just said about the European sales it sounds like they’re not that profitable. Should we infer from that since Japan will be using a distributor, as well, those sales probably won’t be that profitable, either?

Paul McCormick:

No, I think, because there two other factors that play — we’ll expect to see average selling prices in Japan close to what the U.S. are. European average selling prices are probably in the neighborhood of, you know, 60% to 70% of what the U.S. is at the hospital level.

And so, and that’s why the European market is so much smaller and then we’re selling it at a, you know, distributor discount.

Japanese pricing we expect will be closer to U.S. pricing and we will be tied in to an end pricing that’s going to the, you know, the organization that distributes it into the hospital. So our yield in Japan will be higher than in Europe, but we’re not going to be taking the top line.

David Plastino:

Right, got it. Do you now estimate that the inventory liquidation in Europe is over and that your — and demand is more equal to the sales?

Paul McCormick:

Yes, I think right now what we’re seeing is this is the pull through, I mean, they’ve just come through, you know, the summer months, but I think as we’re going forward it’s generally usage and we’ll — we have a couple of small initiatives over there in a couple of markets where we’re going to try to fine tune and get some better yields.

But, you know, Europe, again because it’s a smaller market, average selling prices are lower, we’re selling to a distributor, we’re a little reluctant to invest too much over there.

David Plastino:

Well you got to keep your return on invested capital up.

Paul McCormick:

Yes.

David Plastino:

Now, you mentioned seasonality earlier on, I didn’t know whether you meant monthly, quarterly. I just want a little bit more explanation when you said season — concerns on seasonality.

Paul McCormick:

Yes, this is our first year in the U.S. commercialization. You know, typically the summers can slow up, unclear of the impact of the holiday season in, you know, Q4. You know, it may not be all that major because of our small base.

David Plastino:

Okay.     So it’s just ramping up and not sure how it’s all going to play out.

Paul McCormick:

Exactly.

David Plastino:

And then one more question, if you don’t mind.

Paul McCormick:

No.

David Plastino:

What — of the 18 to 20 salesmen that you expect to be on the ground January 1, what percentage of geographic coverage in the U.S. would that be and what do you think is, you know, looking down the road your estimate of your final size of your sales force?

Paul McCormick:

You know, we’re — final size will be 40 to 50 which we’ll build out in 2006. I think with the five regional managers now, you know, we’ll have a national footprint because keep in mind there’s really two stages in the training which requires them to get to five to seven months of productivity.

The first is, to be able to make a case for the technology with a physician, to be able to discuss the benefits, comparing contrasity of the devices.

The longer part of the training is to be able to go in and support that physician because all our reps are in on the cases.

One of the reasons we try to keep a low, regional manager to rep ratio and all our regional managers have significant experience, is that even if I am not fully trained to support a case, you know, within the first couple of months I ought to be able to go out and discuss with a physician, try to get some commitment for a training period and then we can bring somebody else in.

So, you know, with our current organization, we’ll have a national footprint, not optimized…

David Plastino:

Right.

Paul McCormick:

…but we’ll be able to get to, you know, for the physicians that we meet at the Veith Symposium in New York that are exited after hearing the talks and want to get started, you know, we’ll be able to service anybody in the U.S.

David Plastino: Okay, great. Thank you.

Paul McCormick:

You bet.

Operator:

Once again ladies and gentlemen, if you would like to ask a question, please press star then the number 1 on your telephone keypad.

Your next question comes from the line of Matthew Todorow of Delaware Investments.

Matthew Todorow: Hey, Paul, how are you doing?

Paul McCormick: Matthew, how are you?

Matthew Todorow:

On the 95 hospitals that you’ve had — that are doing procedures now, what do you think that represents of the overall market?

Paul McCormick:

Yes, it’s probably in the neighborhood of, you know, 10% to 20% something like that. It’s probably a 1,000 hospitals to 1,200 hospitals doing some sort of vascular procedures all to varying degrees of endoluminal graftings.

You know, 95%, you know, I am not sure if we’ve trained anybody who hasn’t done an endoluminal grafts yet, you know, as far as converting from just open, if you would, operators. So we’re probably in the 10% to 20%...

Matthew Todorow:

Okay.

Paul McCormick: with our penetration.

Matthew Todorow: Great. That’s all I have.

Paul McCormick:

Okay, thanks, Matthew.

Matthew Todorow:

Thanks.

Operator:

At this time there’re no further questions, I will now turn the call back over to management for any closing remarks.

Paul McCormick:

Thank you. And once again, I’d like to express our thanks for everyone for joining us today, for your questions and for your support. We are committed to expand in the market for the Powerlink System and investigating innovative solutions that increase accessibility for the minimal invasive AAA treatments.

If you have additional questions, please call Bob or me. We look forward to keeping you apprised of our progress and thanks again for your interest in Endologix.

Operator:

Ladies and gentlemen that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your line.

END